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                                                                 EXHIBIT 10.22

                          InforMedix Acquisition Corp.
                                InforMedix, Inc.
                               5880 Hubbard Drive
                               Rockville, MD 20852
                                  301-984-1566
                                   301984-9096

                                October 16, 2003


Irving G. Snyder, Jr.
P.O. Box 367
45.32 State Road 14
Stevenson, WA 98684

Dear Irv:

         Reference is made to that certain (i) Security and Loan Agreement (the "Loan Agreement") by and between InforMedix Acquisition Corp. (the "Company"), InforMedix, Inc. ("IMI") and Irving G. Snyder, Jr. ("Snyder"); and (ii) Secured Convertible Promissory Note (the "Note") in the principal amount of $750,000 issued by the Company and IMI to Snyder; each dated April 9, 2003 (the Loan Agreement and Note are collectively referred to herein as the "Loan Documents").

         This is to confirm that the due date of the Note is hereby extended to the earlier of (i) December 7, 2003 or (ii) the closing of the Placement (as such term is defined below).

         This is to confirm that the Company and Snyder have agreed that at such time as the Company sells shares of its capital stock or any securities convertible into or exercisable for shares of its capital stock in a single transaction or a series of substantially related transactions from which gross proceeds of at least $2,000,000 are raised (herein referred to as the "Placement"), then, Three Hundred Seventy Five Thousand Dollars ($375,000) of the principal amount plus all accrued and unpaid interest under the Note, as of the date of the initial closing of the Placement, shall, without any further action on the part of the Holder, be repaid by the Company (the "Payment").

         The Company and Snyder further agree that the remaining balance of the outstanding principal (which is Three Hundred Seventy Five Thousand Dollars ($375,000)), upon the closing of the Placement, will, without any further action on the part of the Holder, be exchanged under the Terms and Conditions of the Private Placement Memorandum for sales of Units of InforMedix Common Stock and Warrants, into Units of the Private Placement as being sold by Meyers Associates, which, if the Units are sold at $0.50 would result in Three Hundred Seventy Five Thousand (375,000) units, consisting of 750,000 shares of Common stock; 750,000 Class A Warrants exercisable for 750,000 shares of the Company's Common Stock at $.60 per share and

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750,000 Class B Warrants exercisable for 375,000 shares of the Company's Common
Stock at $.75 per share (or $0.375 per Warrant) (the "Note Exchange").

         For purposes of illustrating the application of the previous paragraph to a Placement where the Units are sold at less than $.50 per Unit, in the event that the Units are sold are $.25 per Unit, the Note Exchange would result in the issuance of Seven Hundred Fifty Thousand (750,000) units, consisting of 1,500,000 shares of Common stock; 1,500,000 Class A Warrants exercisable for 1,500,000 shares of the Company's Common Stock at $.30 per share and 1,500,000 Class B Warrants exercisable for 750,000 shares of the Company's Common Stock at $.375 per share (or $0.1875 per Warrant).

         Upon execution of this letter agreement and delivery of the Note by Snyder to the Company, an Amended and Restated Promissory Note will be issued by the Company to Snyder which Amended and Restated Promissory Note will reflect the terms of this letter agreement and will be substantially in the form of the Note.

         The Company and Snyder hereby acknowledge and agree that the fair market value of the consideration received as part of the Note Exchange (which includes the shares of Common Stock, Class A Warrants and Class B Warrants (collectively, the "Note Exchange Consideration")) shall not be less than an amount equal to $375,000. In order to measure the fair market value of the Note Exchange Consideration issued as part of the Note Exchange, the parties agree that fair market value shall be equal to the daily average of the closing price for the five (5) day period immediately after the shares are registered (the "Measurement Period"). If the aggregate fair market value of the Note Exchange Consideration is less than $375,000 at the end of the Measurement Period, then the Company will pay the difference between the fair market value of the Note Exchange Consideration and $375,000 by issuing additional registered common shares to bring the value of the total number of shares and warrants issued to $375,000.

         The Loan Documents, as modified hereby, will remain in effect until such time as the Payment is made and the Note Exchange is completed as provided above. At that time, Snyder agrees to terminate the Loan Agreement and his related security interest in the Company's intellectual property as more fully described in the Loan Agreements, and Snyder shall acknowledge that all obligations of the Company to Snyder have been paid in full.

         In the event that the State of Washington requires that the shares of Common Stock issued in connection with Note Exchange be registered with the State of Washington in addition to the registration with the Securities and Exchange Commission, the Company agrees to effect such filings as may be required by the State Washington.

         Further reference is made to that certain (i) Warrant to Purchase Shares of the Stock of InforMedix Acquisition Corp., issued to Springwater Holdings, LLC whereby the holder may purchase up to 500,000 shares of the Company's Common Stock at an exercise price of $1.50 per share; (ii) Warrant to Purchase Shares of the Stock of InforMedix Acquisition Corp., issued to Snyder whereby the holder may purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $1.50 per share; and (iii) Warrant to Purchase Shares of the Stock of InforMedix Acquisition Corp., issued to Snyder whereby the holder may purchase up to 1,000,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, each dated April 9, 2003 (these warrants are collectively referred to as the "Snyder Warrants").


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         As a result of a reverse stock-split effectuated by the Company, the
Snyder Warrants are collectively exercisable for 800,000 shares of the Company's Common Stock at an exercise price of $3.00 per share.

         As part of the transactions contemplated hereby, Snyder and the Company have agreed that the Snyder Warrants will be surrendered by Snyder and cancelled. As additional consideration for Snyder's agreements described above, the Company has agreed to issue an additional warrant to Snyder whereby Snyder will be entitled to purchase up to 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share (the "Snyder Replacement Warrant"). The Snyder Replacement Warrant will be in substantially the same form as the Snyder Warrants and will be issued to Snyder (or his designees) upon execution of this letter agreement and surrender of the Snyder Warrants to the Company.

         If the foregoing meets with your approval and reflects your understanding of the terms and conditions of the matters referenced herein, please so indicate by signing below. Upon execution by all signatories hereto (which execution may be in counterparts), this letter agreement shall constitute the legal and valid binding obligation of the parties.



                                      Yours sincerely,

                                      InforMedix Acquisition Corp.
                                      InforMedix, Inc.


                                      By: /s/ Bruce A. Kehr
                                        --------------------------------
                                         Bruce A. Kehr, M.D.
                                         Chairman and CEO



Accepted and Agreed:


   /s/Irving G. Snyder, Jr.
------------------------------------
Irving G. Snyder, Jr.